Filed pursuant to Rule 433
Dated February 6, 2006

Relating to
Pricing Supplement No. 14 dated February 6, 2006 to
Registration Statement No. 333-131266

Global Medium-Term Notes, Series F

Senior Floating Rate Notes Due 2009

Issuer:	Morgan Stanley
Principal Amount:	$2,250,000,000
Maturity Date:	February 9, 2009
Trade Date:	February 6, 2006
Original Issue Date (Settlement):	February 9, 2006
Interest Accrual Date:	February 9, 2006
Issue Price (Price to Public):	100.00%
Agents’ Commission:	0.20%
All-in Price:	99.80%
Net Proceeds to Issuer:	$2,245,500,000
Base Rate:	LIBOR Telerate
Spread (plus or minus):	Plus 0.11%
Index Maturity:	Three months
Index Currency:	U.S. dollars
Interest Payment Period:	Quarterly
Interest Payment Dates:	Each February 9, May 9, August 9 and November 9, commencing May 9, 2006
Initial Interest Rate:	The Base Rate plus 0.11%; to be determined on the second London banking day prior to the Original Issue Date
Initial Interest Reset Date:	May 9, 2006
Interest Reset Dates:	Each Interest Payment Date
Interest Reset Period:	Quarterly
Day Count Convention:	Actual/360
Specified Currency:	U.S. dollars
Minimum Denomination:	$100,000 and integral multiples of $1,000 in excess thereof
CUSIP:	617446ZA0
ISIN:	US617446ZA02
Issuer Ratings:	Aa3 / A+ / AA-
Agent:	Morgan Stanley & Co. Incorporated
Co-agents:
ABN AMRO Incorporated, Bayerische Hypo-Und Vereinsbank AG, Credit Lyonnais Securities (USA) Inc., RBC Dominion Securities Corp., Santander Investment Securities Inc., Scotia Capital (USA) Inc., SunTrust Capital Markets, Inc, Wachovia Capital Markets, LLC, Wells Fargo Securities, LLC

Global Settlement:	Through The Depository Trust Company, Euroclear or Clearstream, Luxembourg

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649.

Prospectus Supplement Dated January 25, 2006
Prospectus Dated January 25, 2006